EXHIBIT 10.12


                                 PROMISSORY NOTE

U. S. $ 2,200,000.00                                    Grand Junction, Colorado
                                                                February 6, 2001

          FOR VALUE RECEIVED, MOUNTAIN COMPRESSED AIR, INC., ("Maker") promises to pay to the order of MOUNTAIN AIR DRILLING SERVICE CO., INC., at 578 Rio Hondo Road, Grand Junction, CO 81503, or such other place as any holder may from time to time designate in writing to Maker, the principal sum of Two Million Two Hundred thousand United States Dollars ($2,200,000.00), together with interest from the date of this Note on the unpaid principal balance at the rate of five and three-quarter percent (5.75%) per annum, simple interest. Principal and interest shall be payable in one lump sum of $2,832,500 on February 6, 2006.

          All payments on this Note shall be applied first to interest accrued to the date of payment, and the balance shall be applied to principal reduction. Prepayment may be made at any time by Maker, or from time to time, in whole or in part, without penalty or premium. Any prepayment shall be applied first to unpaid late payment penalties, second to interest accrued to the date of the prepayment, and the balance shall be applied to principal.

          Any holder of this Note shall have the right, at the holder's sole option, following 10 days written notice of the default to Maker and any guarantors, unless Maker ahs cured the default specified within such 10 day period, to declare all remaining balances of principal and interest immediately due and payable or to add unpaid interest to principal upon: (1) insolvency of the Maker or any guarantor, or the commencement of any bankruptcy or insolvency proceedings by or against Maker or any guarantor: (2) failure to provide the holder with a copy of Maker's unaudited financial statements (including balance sheet, profit and loss statement, and statement of cash flows) within 30 days after the close of each calendar quarter, and a copy of any audited financial statements of Maker within 15 days after preparation: or, (3) removal of any of the equipment purchased from a holder from the contiguous 48 States of the United States. If a holder declares the unpaid balances of this Note due and payable, as provided above, the entire unpaid principal balance and interest accrued to the date of the declaration shall bear interest at the rate of fifteen percent (15%) per annum, compounded annually, until paid. Forbearance or delay, however long such delay may be, by a holder to exercise holder's option with respect to any events giving rise to that option shall not constitute a waiver of holder's rights as to any subsequent event. Exercise of this option after notice of default may be without further notice to Maker or guarantors, notice of exercise being expressly waived. Upon exercise of the option to accelerate Maker's obligations to pay, a holder may accept any payments on this Note without waiving acceleration.

          This Note shall be governed by and construed in accordance with the laws of the State of Colorado. Maker and any guarantor expressly agree that venue and jurisdiction for any action or proceeding concerning this Note shall be proper in the courts of Mesa County, Colorado, as well as in the county and State where Maker maintains its principal office.

          All persons and entities now or at any time liable for the payment of this Note, including any guarantor, for themselves, their heirs, legal representatives, successors, and assigns, (1) expressly waive presentment, demand, notice, protest, notice of dishonor, the right of subrogation, and diligence in the collection of the sums due under this Note; (2) consent that the time for all payments, or any part of any payment, may be extended, rearranged, renewed, or postponed by any holder, in holder's sole discretion (any number of times and for any duration) without modifying, altering, releasing, affecting, or limiting the liability of any party: (3) agree that a holder shall not be required first to institute any suit, or to exhaust any remedies against Maker or any other person or entity liable under this Note or against any collateral securing this Note in order to enforce payment of this Note; and (4) consent to any holder's impairment of recourse against other parties to this Note or any collateral securing this Note.

          The right to receive any payments hereon, including prepayments, is subject to the terms of that certain Subordination Agreement dated as of February 6, 2001, by and among the Maker, the Payee of this Note, Wells Fargo Bank Texas, National Association, Wells Fargo Energy Capital, and Wells Fargo.

          Equipment Finance, Inc., reference to which instrument is here made and which instrument is here incorporated by reference for all purposes. This is not a negotiable note. Any holders' rights in the Note are subject to the provisions of the Subordination Agreement.

          The provisions of this Note are severable and if any provision of this
Note is determined to be illegal or unenforceable, the remaining terms of this Note shall remain enforceable to the maximum extent allowed by law in accordance with the intent of the parties as stated in this Note.

                                          MOUNTAIN COMPRESSED AIR, INC.



                                          By: /s/ Munawar H. Hidayatallah
                                              ----------------------------------
                                              Munawar H. Hidayatallah, President


Payment of this Note is unconditionally guaranteed.


/s/ Munawar H. Hidayatallah                  /s/  Jayne Munawar
---------------------------                  ------------------
MUNAWAR H. HIDAYATALLAH, PERSONALLY          (Spouse of Munawar H. Hidayatallah)

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is entered into as of February 6, 2001, by and among MOUNTAIN COMPRESSED AIR, INC., a Texas corporation ("BUYER"); MOUNTAIN AIR DRILLING SERVICE CO., INC., a Colorado corporation ("SELLER") and ROD HUSKEY AND LINDA HUSKEY, residents of Grand Junction, Colorado (collectively referred to as the "HUSKEYS").

                                    RECITALS

         The Huskeys, as shareholders, own 100% of the issued and outstanding shares of capital stock of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:


1. DEFINITIONS

         For purposes of this Agreement, the capitalized terms and variations thereof have the meanings specified or referred to in Schedule 1.

2. SALE AND TRANSFER OF ASSETS; CLOSING

2.1 ASSETS TO BE SOLD

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Encumbrances other than Permitted Encumbrances, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following property and assets (but excluding the Excluded Assets):

         (a) all Tangible Personal Property, including those items described in Schedule 2.1(a);

         (b)      Cash in the amount of $350,000.00 from Seller;

         (c) all Seller's rights in, to and under all Seller Contracts, including those listed in Schedule 2.1(c), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;


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         (d)      all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 2.1(d);

         (e) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records; and

         (f) all of the intangible rights and property of Seller, including Seller's name, assumed fictional business names, trading names, going concern value, good-will, telephone, telecopy and e-mail addresses, websites and listings listed in Schedule 2.1
                  (f).

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability in respect thereof unless the Buyer expressly assumes such Liability pursuant to Section 2.4(a).

2.2 EXCLUDED ASSETS

         Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following items (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the
Closing:

         (a)      the minute books, stock Records and corporate seal of Seller;

         (b)      the shares of capital stock of Seller held in treasury;

         (c) all records concerning the case styled Mountain Air Drilling Service Company vs. Muscle Products Corporation, pending in the Mesa County, Colorado, District Court, Case No. 99-CV-323 (the "Muscle Products Litigation"), and other Records that Seller is required by law to retain in its possession, provided that Seller will provide Buyer with all personnel records for those employees which Buyer employs following Closing; Buyer may, at its expense, make and retain copies of any other Records retained by Seller under this Section 2.2(c);

         (d) all rights in connection with and assets of employee plans and health insurance, if any;

         (e) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement;

         (f)      property and assets expressly designated in Schedule 2.2(f);

         (g) any proceeds and/or rights to the Muscle Products Litigation or other Proceedings; and


                                        2

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         (h)      all cash, Accounts Receivable and investment assets (including prepaid expenses, deposits and retainers) except the $350,000.00 paid to Buyer pursuant to Section 2.1(b).

2.3 PURCHASE PRICE

         The purchase price for the Assets (the "Purchase Price") will be (i) $9,800,000.00 in cash (the "Cash"), (ii) a promissory note in the aggregate principal amount of $2,200,000.00 with interest at five and three-quarters percent (5-3/4%) per annum payable to Seller ("Note") in the form attached hereto as Exhibit 2.3 hereof, (iii) the assumption of the Assumed Liabilities, and (iv) $200,000.00 paid in advance to Seller by Buyer as a nonrefundable deposit ("Deposit") toward the purchase of the Assets pursuant to a prior Asset Purchase Agreement between the parties that is released to Seller prior to the execution of this Agreement and is nonrefundable.

2.4 LIABILITIES

         (a) Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following specifically enumerated obligations and Liabilities of Seller (the "Assumed Liabilities"):

                  (i) any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Closing Date reflected on Seller's books; and

                  (ii) any Liability to Seller's customers under written warranty agreements given by Seller to its customers in the Ordinary Course of Business prior to the Closing Date.

All account payables shall remain the responsibility of Seller.

         (b) Retained Liabilities. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities. All of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Retained Liabilities shall include:

                  (i) any Liability arising out of or relating to services provided by Seller to the extent services were provided prior to the Closing Date, other than to the extent assumed under Section 2.4(a);

                  (ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) which arises after the Closing Date but which arises out of or relates to any Breach that occurred prior to the Closing Date;

                  (iii) any Liability for Taxes including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Closing Date, and (b) any deferred Taxes of any nature;


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

                  (iv) any Liability arising out of or relating to Seller's credit facilities, or any security interest related thereto;

                  (v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of any real property;

                  (vi) any Liability under employee plans, if any, or relating to payroll, vacation, sick leave, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's employees or former employees, or both;

                  (vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

                  (viii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

                  (ix) any Liability of Seller to the Huskeys, any other shareholder or Related Person;

                  (x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller to which Buyer has not agreed;

                  (xi) any Liability to distribute to any of Seller's, the Huskeys or otherwise apply all or any part of the consideration received hereunder;

                  (xii) any Liability arising out of any Proceeding pending as of the Closing Date, whether or not set forth in any Schedule, or any Proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

                  (xiii) any Liability arising out of or resulting from Seller's non-compliance with any Legal Requirement or Order of any Governmental Body prior to the Closing Date;

                  (xiv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

                  (xv) any Liability of Seller based upon Seller's acts or omissions occurring after the Closing Date; and

                  (xvii) any Liability of Seller for accounts payable of Seller.


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

2.5 ALLOCATION

         The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or the Huskeys shall contend or represent that such allocation is not a correct allocation.

2.6 CLOSING

         The consummation of the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Wilson, Cribbs, Goren & Flaum, P.C., 440 Louisiana, Suite 2200, Houston, TX 77002, at 10:00 a.m. (local time) on or before February 6, 2001. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.7 CLOSING OBLIGATIONS

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

         (a)      Seller and the Huskeys, as the case may be, shall deliver to
                  Buyer:

                  (i) a bill of sale for all of the Assets which are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "General Conveyance, Transfer and Assignment"), executed by Seller;

                  (ii) an assignment of all of the Assets which are intangible personal property in the form of Exhibit 2.7(a)(ii) which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by Seller;

                  (iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Seller, Buyer and their respective legal counsel and executed by Seller;

                  (iv) an employment agreement in the form of Exhibit 2.7(a)(iv) executed by each of Rod Huskey and Linda Huskey (the "Employment Agreements");

                  (v) a lease agreement in the form of Exhibit 2.7(a)(v) executed by Seller and the Huskeys (the "Lease Agreement") covering the Leased Property;

                  (vi) a certificate in the form of Exhibit 2.7(a)(vi) executed by Seller and the Huskeys as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

                  (vii) a certificate of the Secretary of Seller in the form of Exhibit 2.7(a)(vii) certifying, certifying all requisite resolutions or actions of Seller's board of directors and the Huskeys approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9;

                  (viii)   cash in the amount of $350,000.00; and

                  (ix) that certain Subordination Agreement between Seller, Huskeys, Buyer and Wells Fargo Bank Texas, N.A.

         (b) Buyer shall deliver to Seller and the Huskeys, as the case may be:

                  (i) the Assignment and Assumption Agreement executed by Buyer;

                  (ii) the Employment Agreements for the Huskeys executed by Buyer;

                  (iii) a certificate in the form of Exhibit 2.7(b)(iii) executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

                  (iv) a certificate of the Secretary of Buyer in the form of Exhibit 2.7(b)(iv) certifying all requisite resolutions or actions of Buyer's Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the authority of the Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

                  (v)      the Lease Agreement executed by the Buyer;

                  (vi) the Cash (by wire transfer as directed by Seller) and the Note required by Section 2.3.

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE HUSKEYS

         Seller and the Huskeys represent and warrant, jointly and severally, to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

         (a) Schedule 3.1(a) contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Huskeys, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and the Huskeys of the Employment Agreements, Lease Agreement, and other agreements to be executed or delivered by any or all of the Seller and the Huskeys at Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid, and binding obligation of each of Seller and the Huskeys a party thereto, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's, the Huskeys and board of directors. The Huskeys have all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which such Huskeys are a party and to perform his or her obligations hereunder and thereunder.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Breach any provision of any of the Governing Documents of Seller or any resolution adopted by the board of directors of Seller or the Huskeys;

                  (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or the Huskeys, or any of the Assets, may be subject;

                  (iii) contravene, conflict with, or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

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

                  (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax, except sales and use taxes which may become due as a result of the sale of the assets;

                  (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract;

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

                  (vii) result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

         Neither Seller nor the Huskeys are required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

         The Huskeys own 100% of the issued and outstanding shares of capital stock of Seller. The Huskeys are and will be on the Closing Date the record and beneficial owners and holders of all the shares owned by each of them, free and clear of all Encumbrances. There are no Contracts for the issuance, sale, or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller were issued in violation of the Securities Act of 1933, as amended (the "Securities Act") or any other Legal Requirement.

3.4 FINANCIAL STATEMENTS

         Seller has delivered to Buyer:

         (a) unaudited balance sheets of Seller as of December in each of the years 1996 through 1999, and the related unaudited statements of income, changes in shareholders' equity, and cash flows for each of the fiscal years then ended, including in each case the notes thereto;


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

         (b) an unaudited balance sheet of Seller as of December 31, 2000, (the "Interim Balance Sheet") and the related unaudited statements of income, changes in shareholder's equity and cash flows for the fiscal year then ended, including in each case the notes thereto certified by Seller. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Seller as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this Section 3.4, delivered pursuant to Section 5.8 and the Audited Financial Statements when delivered pursuant to Section 2.9 of this Agreement reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the books and Records of Seller, which have been prepared in accordance with Section 3.5; and

         (c) the audited financial statements of Seller for fiscal years ended December 31, 1997 through 1999 as prepared by Gordon, Hughes & Banks, LLP.

3.5 BOOKS AND RECORDS

         The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions.

3.6 TITLE TO ASSETS

         Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.6 ("Permitted Encumbrances").

3.7 CONDITION OF TANGIBLE PERSONAL PROPERTY

         No warranties, express or implied, are made as to the condition, merchantability, or fitness for any purpose of any item of Tangible Personal Property. The sale of the Tangible Personal Property is made AS IS and WHERE IS. Prior to Closing, Seller shall maintain all of the Tangible Personal Property through routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in Seller's business is in the possession of Seller. At least 90% of the fair market value of the Tangible Personal Property, as described and detailed in that certain appraisal dated May 10, 2000, by Superior Auctions Appraisals & Brokerage, is currently and has been for at least the last year located in the State of New Mexico and will be located in New Mexico at the Closing.

3.8 [INTENTIONALLY LEFT BLANK]

3.9 NO UNDISCLOSED LIABILITIES

         Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.


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

3.10 TAXES

         (a)      Tax Returns Filed and Taxes Paid. Except as described in
                  Schedule 3.10(a) Seller and its Subsidiaries have filed or caused to be filed on a timely basis all Tax Returns (including where appropriate consolidated Tax Returns) and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirement. All such Tax Returns and reports filed by Seller and its Subsidiaries are true, correct and complete in all respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except said Taxes, if any, as are listed in Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and Interim Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return except an extension to file all state and federal income tax returns for the year 1999. No claim has ever been made or is expected to be made be made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined would result in any such Encumbrance;

         (b) Delivery of Tax Returns and Information Regarding Audits and Potential Tax Liabilities. Seller has delivered to Buyer copies of, and Schedule 3.10(b) contains a complete and accurate list of all Tax Returns specified in Section 3.10(a) that were filed since December 31, 1997. Schedule 3.10(b) indicates such Tax Returns that have been audited or are currently under audit and accurately describes any deficiencies, or other amounts that were paid or are currently being contested. To the Knowledge of the Huskeys, any director, or officer (or employee responsible for Tax matters) of Seller (a "Responsible Tax Person"), no undisclosed deficiencies are expected to be asserted with respect so any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.10(b), are being contested in good faith by appropriate Proceedings. Seller has delivered copies of any examination reports, statements of deficiencies, or similar items with respect to such audits;

         (c) Proper Accrual. The charges, accruals, and reserves with respect to Taxes on the books of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's Liability for Taxes. There exists no proposed tax assessment or deficiency against Seller, except as disclosed in the Interim Balance Sheet or in Schedule 3.10(c); and

         (d)      Specific Potential Tax Liabilities and Tax Situations.

                  (i) Withholding. All Taxes that Seller is or were required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (ii) S Corporation. Seller is an S corporation as defined in Code Section 1361.

3.11 NO MATERIAL ADVERSE CHANGE

         Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

         (a) Seller is, and at all times since January 1, 1999 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

         (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any material Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature;

         (c) Seller has not received, at any time since January 1, 1999 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or
                  (ii) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and

         (d) The Governmental Authorizations listed in Schedule 3.12(d) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.13 LEGAL PROCEEDINGS; ORDERS

         Except as set forth in Schedule 3.13 attached hereto and made a part hereof for all purposes, there is no pending or, to Seller's Knowledge, threatened Proceeding:

         (a) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

         (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. There are no Proceedings listed or required to be listed in Schedule 3.13 that may have a material adverse effect on the business, operations, assets, condition, or prospects of Seller, or upon the Assets.

3.14 ENVIRONMENTAL MATTERS

Except as disclosed in Schedule 3.14:

         (a) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any the Huskeys has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, or other communication from any Governmental Body or private citizen acting in the public interest, or of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Leased Property or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

         (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Leased Property or any of the Assets being purchased by Buyer;

         (c) Neither Seller, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Leased Property or, to the Knowledge of Seller , with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Leased Property or any such other property or assets;

         (d) There are no Hazardous Materials present on or in the Environment at the Leased Property or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Leased Property or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Leased Property or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest;

         (e) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from the Leased Property or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Leased Property, or from any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Sellers or any other Person; and

         (f) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Leased Property, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.


3.15 BROKERS OR FINDERS

         Neither Seller nor any of its officers, directors, employees or agents have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the sale of Seller's business or the Assets or the Contemplated Transactions other than commissions to The Dillard Anderson Group which are being paid by Seller.

3.16 EMPLOYMENT MATTERS

         (a) Schedule 3.16 (a) contains a complete and accurate list of the following information for each employee as of May 1, 2000, of Seller, including each employee on leave of absence or layoff status: employee name; job title; date of hiring; dates of commencement of employment; compensation paid or payable, and sick and vacation leave that is accrued but unused;

         (b) To the Knowledge of Buyer, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller;

         (c) Seller (i) has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 1999, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists which might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or any Governmental Body; and

         (d) Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

3.17 DISCLOSURE

         To the best of Seller's and the Huskeys' knowledge, no representation or warranty or other statement made by Seller or the Huskeys in this Agreement or in connection with the Contemplated Transactions omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 ORGANIZATION AND GOOD STANDING

         Buyer is a Texas corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full power and authority to conduct its business as it is now being conducted.

4.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, Lease Agreement, Note, and other agreements to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action;

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)      any provision of Buyer's Governing Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 BROKERS OR FINDERS

         Neither Buyer nor any of its officers, directors, employees or agents have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

4.4 CAPITALIZATION

         The authorized equity securities of Buyer consist of 15,000,000 shares of common stock, par value $.01 per share. All of the equity securities of Buyer have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities of Buyer were issued in violation of the Securities Act or other legal requirement.

5. COVENANTS OF SELLER PRIOR TO CLOSING

5.1 ACCESS, INVESTIGATION AND AUDIT

         Seller and the Huskeys shall cause Seller to:

         (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Seller's personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records, and other documents and data;

         (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, Governmental Authorizations, books and Records, and other existing documents and data as Buyer may reasonably request;

         (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other relevant data and information as Buyer may reasonably request;

         (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Leased Real Property and Tangible Personal Property inspected by Buyer's representatives, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property and Tangible Personal Property.

5.2 OPERATION OF THE BUSINESS OF SELLER

         (a) During the period from the date of this Agreement to the earlier of Closing or a termination event as classified in
                  Article 9 hereof, Seller shall (and the Huskeys shall cause Seller to):

                  (i) conduct its business only in the Ordinary Course of Business;

                  (ii) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees, and agents, and maintain its relations and good will with suppliers, customers, landlords, Creditors, employees, agents, and others having business relationships with it;

                  (iii) confer with Buyer prior to implementing operational decisions of a material nature;

                  (iv) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

                  (v) make no material changes in management personnel or enter into any employment agreements without prior consultation with Buyer;

                  (vi) maintain the Assets in a state of repair and condition which complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

                  (vii) keep in full force and effect, without amendment, all material rights relating to Seller's business;

                  (viii) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller's business;

                  (ix) continue in full force and effect the insurance coverage under the policies set forth in the Schedules or substantially equivalent policies;

                  (xi) use its Best Efforts to cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

                  (xii) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable, in the opinion of Buyer, to consummate the Contemplated Transactions, all without further consideration; and

                  (xiii) maintain all books and Records of Seller relating to Seller's business in the Ordinary Course of Business.

5.3 NEGATIVE COVENANT

         Except as otherwise expressly permitted herein, Seller shall not, and the Huskeys shall not permit Seller to, without the prior written Consent of
Buyer:

         (a) take any affirmative action, or fail to take any reasonable action within its control, the a result of which would negatively impact the business of Seller or the relationship with its customers;

         (b) make any modification to any material Contract or Governmental Authorization;

         (c) allow the levels of supplies or other materials included in the inventories, if any, to vary materially from the levels customarily maintained;

         (d) enter into any compromise or settlement of any litigation, Proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities, except Seller may settle the Muscle Products litigation without Buyer's written consent; or

         (e) allow the Tangible Personal Property to materially deteriorate from its operating condition.

         It is specifically agreed and understood that Seller may settle any litigation involving the Seller without Buyer approval.

5.4 REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements (other than Federal Legal Requirements) to be made by it in order to consummate the Contemplated Transactions. Seller and the Huskeys also shall use their Best Efforts to cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make, or pursuant to Legal Requirements shall be required to make, in connection with the Contemplated Transactions. Seller and the Huskeys also shall use their Best Efforts to cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5 NOTIFICATION

         Between the date of this Agreement and the Closing Date, Seller and the Huskeys shall promptly notify Buyer in writing if any of them becomes aware of:

         (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement; or

         (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or the Huskeys' discovery of, such fact or condition.

         Should any such fact or condition require any change to the Schedules, Seller shall promptly deliver to Buyer a supplement to the Schedules specifying such change. Such delivery shall not affect any rights of Buyer under Section
9.2 and Article 11. During the same period, Seller and the Huskeys also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 NO NEGOTIATION

         Until such time as this Agreement shall be terminated pursuant to
Section 9.1, neither Seller nor the Huskeys shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by the Huskeys of Seller's stock, the merger or consolidation of Seller, or the sale of Seller's business or any of the Assets (other than in the Ordinary Course of Business). Seller and the Huskeys shall notify Buyer of any such inquiry or proposal within twenty four hours of receipt or awareness of the same by Seller or any the Huskeys.

5.7 BEST EFFORTS

         Seller and the Huskeys shall use their Best Efforts to cause the conditions in Article 7 to be satisfied.

5.8 INTERIM FINANCIAL STATEMENTS

         Until the Closing Date, Seller shall deliver to Buyer within ten (10) days after the end of each calendar month a copy of the interim financial statements for such month prepared in a manner and containing information reasonably required by Buyer and certified by Seller as to compliance with
Section 3.4.

6. COVENANTS OF BUYER PRIOR TO CLOSING

6.1 REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including any federal Legal Requirements imposed upon Buyer) to be made by it to consummate the Contemplated Transactions. Buyer also shall fully cooperate, and cause any Related Person to cooperate, with Seller (i) with respect to all filings Seller shall be required by Legal Requirements to make, and (ii) in obtaining all Consents identified in Schedule 7.3, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or Incur any other burden in order to comply with this
Section 6.1.

6.2 BEST EFFORTS

         Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

         (a) All of Seller's and the Huskeys' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules.

         (b) All Seller's and the Huskey's conditions and covenants in this Agreement are satisfied in all material respects.

7.2 SELLER'S PERFORMANCE

         (a) All of the covenants and obligations that Seller and the Huskeys are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Seller and the Huskeys must have delivered each of the documents required to be delivered by them pursuant to Section 2.7(a), and each of the other covenants and obligations in Sections 5.4, 5.7, 10.2 and 10.3, must have been performed.

7.3 CONSENTS

         Each of the Consents identified in Schedule 7.3 (the "Material Consents") must have been obtained and must be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

         Seller and the Huskeys shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

         (a) an opinion of Dufford, Waldeck, Milburn & Krohn, L.L.P., dated the Closing Date, in the form satisfactory to counsel for the Buyer;

         (b) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer's qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name, "Mountain Air", or any derivative thereof;

         (c) To the extent required by Buyer, releases of all Encumbrances on the Assets, other than Permitted Encumbrances; and

         (d) Certificates of good standing of Seller certifying payment of all applicable state taxes by Seller and existence, executed by the appropriate officials fo the State of Colorado and each jurisdiction in which Seller is qualified to do business as a foreign corporation, dated within ten (10) days of Closing.

7.5 NO PROCEEDINGS

         Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CONFLICT

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7 LICENSES AND PERMITS

         Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.8 GOVERNMENTAL APPROVALS

         Buyer shall have obtained assurances from all of the necessary Governmental Bodies, in form and substance reasonably satisfactory to Buyer, that Buyer will be granted all Governmental Authorizations necessary or appropriate for the operation of the Assets as previously operated following the Closing Date.

7.9 TERMINATION OF EMPLOYEES

         Seller shall have effectuated the termination of every employee prior to the close of business on the Closing Date.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

8.1 ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered, and made each of the payments required to be made by Buyer pursuant to Section 2.7(b).

8.3 ADDITIONAL DOCUMENTS

         Buyer shall have caused the documents and instruments required by
Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and the Huskeys and such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (iii) evidencing the satisfaction of any condition referred to in this Article 8.

8.4 NO INJUNCTION

         There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5 EMPLOYEES

         Buyer shall have interviewed all of Seller's employees, and shall have hired at least 90% of such employees effective following the Closing Date.

8.6 OPINION LETTER

         Buyer shall have delivered to Seller and Huskeys an opinion of Wilson, Cribbs, Goren & Flaum, P.C., dated the Closing Date, in the form satisfactory to counsel for the Seller.

9. TERMINATION

9.1 TERMINATION EVENTS

         The obligation of the parties to effect the Contemplated Transactions pursuant to this Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b)      (i)      by Buyer if any of the conditions in Article 7 has
                           not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or

                  (ii) by Seller, if any of the conditions in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller and the Huskeys to comply with their obligations under this Agreement) and Seller and the Huskeys have not waived such condition on or before such date;

         (c)      by mutual Consent of Buyer and Seller; or

         (d) by Buyer or Seller if the Closing has not occurred (other than through the failure of Buyer or Seller to comply fully with their obligations under this Agreement) on or before the date specified in the first sentence of Section 2.6 of this Agreement.

9.2 EFFECT OF TERMINATION

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the obligations of the parties to effect the Contemplated Transactions pursuant to this Agreement are terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if obligations under this Agreement are terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated for any reason, the Deposit shall be retained in full satisfaction of all claims under this Agreement. Seller's retention of the Deposit shall constitute a waiver of the right to pursue all other legal remedies for such termination and an agreement to accept such Deposit in full satisfaction of all claims under this Agreement.

10. POST CLOSING OBLIGATIONS OF THE PARTIES

10.1 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS

         Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom imposed by Legal Requirements except that Buyer shall agree to pay any sales, use, transfer, registration or title transfer taxes and fees imposed by the States of Colorado, New Mexico and Utah upon the transfer of the Assets.

10.2 PAYMENT OF OTHER RETAINED LIABILITIES

         In addition to payment of Taxes pursuant to Section 10.1, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement to the extent the failure to pay such liabilities could result in a claim against Buyer or lien upon the Assets. If any such Liabilities are not so paid or provided for, and if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets, Buyer may at any time after Closing Date elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the payments under the Note to Seller.

10.3 REPORTS AND RETURNS

         After Closing, Seller shall prepare and file all reports and returns required by applicable law relating to the business of Seller as conducted using the Assets, to and including the Closing, on or before the due date of such reports and returns, taking into account all allowable extensions.

10.4 ASSISTANCE IN PROCEEDINGS

         Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving Seller or its business or the Huskeys.

10.5 COVENANT NOT TO COMPETE

         For a period of five years after the Closing Date, neither Seller nor the Huskeys shall directly or indirectly, do any of the following:

         (a) own, manage, operate, control, be or remain employed or retained at, act as consultant or advisor to, render any services for, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation, or control of any Person, firm, partnership, corporation, or other entity that is engaged in any business similar to the business of Seller as carried on prior to the Closing Date.

         (b) Solicit the business of any Person who to Seller's or the Huskeys' Knowledge is a customer of Buyer or any Person who was a customer or account of Seller at the time of the Closing or within the preceding year.

         All of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Assets and to prevent any unfair advantage being conferred on Seller or the Huskeys.

10.6 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

         For one year after Closing, Seller will use its Best Efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others, and Seller will satisfy the Retained Liabilities in a manner which is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to said business. Neither Seller nor any of its officers, employees, agents, or the Huskeys, shall take any action which would tend to diminish the value of the Assets after the Closing or which would interfere with the business of Buyer to be engaged in after the Closing, including, without limitation, disparaging the name or business of Buyer.

10.7 RETENTION OF AND ACCESS TO RECORDS

         After the Closing Date, Buyer shall retain for a period consistent with Buyer's record retention policies and practices (but in no event for less than three years after Closing) those Records of Seller delivered to Buyer. Prior to the end of three years after Closing, Buyer will provide Seller with copies of all records that Seller may request. Buyer also shall provide Seller and the Huskeys and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or Tax Returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.8 CONSENTS

         If there are any Material Consents which have not yet been obtained (or otherwise are not in full force and effect) as of the time of the Closing and Buyer elects to waive the closing conditions as to such Material Consents, then, if the Closing occurs, and notwithstanding Sections 2.1 and 2.4 hereof, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Contracts as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"). Following the Closing, the parties shall use reasonable efforts, and cooperate with each other, to obtain the Material Consents relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer).

10.9 FURTHER ASSURANCES

         Subject to the provision in Section 6. 1, the parties shall cooperate reasonably with each other with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.10 REIMBURSEMENT OF NET INCOME.

         Within thirty (30) days after the date of Closing, Gordon, Hughes & Bank, LLP shall determine the net profits of the Seller for the period ("Stub Period") running from January 1, 2001 through the date of Closing. The net profits of Seller shall be determined by accruing all unpaid billings (for equipment rentals, operators, chemicals, lubricants, etc.) and invoices (for sales of inventory and supplies in the ordinary course of business) for goods and services provided during the Stub Period, adding all cash received during the Stub Period for billings and invoices for goods and services provided during the Stub Period, subtracting all expenses incurred during the Stub Period in the ordinary course of business (including a prorata share of any expenses prepaid prior to the Stub Period) and subtracting the estimated income tax which will be due by the shareholders of Seller (at the shareholders' highest marginal rates) as a result of such profits. The net profits shall be calculated without including any payments received for goods and services provided by Seller prior to January 1, 2001, any amounts received from the sale, settlement or disposition of assets which are Excluded Assets, any interest income, or any income tax which might be due as a result of the receipt of payments as described in this sentence or the deduction of any commissions paid by Seller pursuant to this transaction. The profits shall not be reduced by any expenses (including insurance premiums) which are prepaid during the Stub Period to the extent such expenses are refundable to Seller after Closing. The determination of net profits under this paragraph by Gordon Hughes & Banks, LLP, shall be final, conclusive and binding upon the parties. The amount of net profits as determined by Gordon Hughes & Banks, LLP shall be paid to Buyer by Seller, in cash, within five (5) days of the determination of net profits by Gordon, Hughes & Banks, LLP. If the amount determined is a loss, no payment shall be made to Buyer and Buyer shall not owe any amount to Seller as a result of such loss.

10.11 CHANGE OF NAME

         Within thirty (30) days after the Closing Date, Seller shall:

         (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion; and

         (b) take all actions reasonably requested by Buyer to enable Buyer to change its name or file Assumed Name Declarations to a name similar to Seller's present name.

11. INDEMNIFICATION; REMEDIES

11.1 SURVIVAL

         All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of two years except the representations and warranties regarding Taxes and title to the Assets shall survive indefinitely. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, except that if Buyer or its executive officers acquires actual knowledge of a Breach of a representation or warranty prior to Closing, Buyer will disclose such Breach to Seller and grant Seller five (5) days to cure such Breach prior to exercising Buyer's remedies under this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND THE HUSKEYS

         Seller and the Huskeys, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, employees, Subsidiaries, and Related Persons (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

         (a) any Breach of any representation or warranty made by Seller or the Huskeys in this Agreement (without giving effect to any supplement to the Schedules), the Schedules, the supplements to the Schedules, the certificates delivered pursuant to
                  Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller's and the Huskeys' representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Schedules, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), any transfer instrument or any other certificate or document delivered by Seller or the Huskeys pursuant to this Agreement;

         (b) any Breach of any covenant or obligation of Seller or the Huskeys in this Agreement or in any other document, writing or instrument delivered by Seller or any the Huskeys pursuant to this Agreement;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Huskeys (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (d) any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

         (e)      any matter disclosed in the Schedules;

         (f)      any Retained Liabilities;

         (g) any state or local law Liability that may result from an Employment Loss, as defined by 29 U.S.C. ss. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

         (h) any employee benefit plans, practices, programs or arrangements (including the establishment, operation or terminations thereof) established or maintained by Seller; or

         (i) any other debts, Liabilities or obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, but excluding any Assumed Liabilities.

11.3 INDEMNIFICATION AND REIMBURSEMENT BY SELLER -- ENVIRONMENTAL MATTERS

         In addition to the indemnification under Section 11.2, Seller and Huskeys, jointly severally, will indemnify and hold harmless Buyer and the other Indemnified Persons, and will reimburse Buyer and the other Indemnified Persons, for any Damages (including costs of cleanup, containment, or other remediation) arising from or in connection with:

         (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets or the business of the Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Leased Property at any time on or prior to the Closing Date; or

         (b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of the Leased Property), or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date, or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Leased Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Leased Property and was present or suspected to be present on any of the Leased Property on or prior to the Closing Date) or Released or allegedly Released by any Person on or at any Assets at any time on or prior to the Closing Date.

         Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this
Section 11.3.

11.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

         Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any transfer instrument, certificate or document delivered by Buyer pursuant to this Agreement;

         (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other document, writing or instrument delivered by Buyer pursuant to this Agreement;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

         (d)      any Assumed Liabilities;

         (e) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by Buyer at any time after the Closing Date of any of the Assets or the business of the Buyer, or (ii) any Hazardous Materials or other contaminants that were present on the real property subject to the Lease Agreement at any time after the Closing Date; or,

         (f) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Buyer or the Assets after the Closing Date, or from any Hazardous Material that was (i) present or suspected to be present after the Closing Date on or at the Leased Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Leased Property and was present or suspected to be present on any of the Leased Property after the Closing Date) or Released or allegedly Released by any Person on or at any Assets at any time after the Closing Date.

11.5 LIMITATIONS ON AMOUNT

         (a) Sellers and the Huskeys will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.2 and Section 11.3 until the total of all Damages with respect to such matters exceeds $25,000.00, but then for the total amount of such Damages.

         (b) Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section
                  11.4 until the total of all Damages with respect to such matters exceeds $25,000.00, but then for the total amount of such Damages. This limitation shall not include claims related to failure to pay any of the Assumed Liabilities or any default under the Note.

         (c) In no event shall the aggregate indemnification to be provided by any party pursuant to this Article 11 exceed $5,000,000.00. Any Damages for failure to pay the Assumed Liabilities or for any default under the Note shall not be subject to or included in the limitations provided by this section.

11.6 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party ("Indemnitee") under Section 11.2, 11.4, or 11.3 (to the extent provided in the last sentence of Section 11.3) of notice of the commencement of any Proceeding against it, such Indemnitee will, if a claim is to be made against an indemnifying party ("Indemnitor") under such Section, give notice to the Indemnitor of the commencement of such Proceeding, but the failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitor's failure to give such notice.

         (b) If any Proceeding referred to in Section 11.6(a) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Proceeding, the Indemnitor will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such Proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 11.6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's Consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (iii) the Indemnitor will have no Liability with respect to any compromise or settlement of such claims effected without its Consent. If notice is given to an Indemnitor of the commencement of any Proceeding and the Indemnitor does not, within ten days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnitor will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnitee.

         (c) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnitor will not be bound by any determination of a Proceeding so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

         (d) Seller and the Huskeys hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Buyer, Seller and the Huskeys with respect to such a claim anywhere in the world.

         (e) With respect to any Proceeding subject to indemnification under this Section 11.6: (i) both the Indemnitee and the Indemnitor, as the case may be, shall keep the other party fully informed of the Proceeding at all stages thereof where such party is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Proceeding brought by any third party.

         (f) With respect to any Proceeding subject to indemnification under this Section 11.6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business Records and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in any Proceeding in which it has assumed or participated in the defense, to avoid production of confidential business Records (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.7 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.8 INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE

         THE INDEMNIFICATION PROVIDED IN THIS SECTION 11 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNITEE, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNITEE, OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE INDEMNITEE, IS ALLEGED OR PROVEN.

11.9 SETOFF

         Buyer shall have no right to set off any claims for indemnification under Sections 11.2 and 11.3 hereof against payments due to Seller under the Note.

12. GENERAL PROVISIONS

12.1 EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance f this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.


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

12.2 PUBLIC ANNOUNCEMENTS

         Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine. Except with the prior written Consent of Buyer or as expressly permitted by this Agreement, neither Seller, the Huskeys nor their Representatives will disclose to any Person:

         (a) the fact that Seller Confidential Information has been disclosed to Buyer or Buyer's Representatives, that Buyer or Buyer's Representatives have inspected any portion of the Seller Confidential information, that the Buyer Confidential Information has been disclosed to Seller or Seller's Representatives, or that Seller or Seller's Representatives have inspected any portion of the Buyer Confidential Information; or

         (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this agreement), or any of the terms of the Contemplated Transactions or the related documents including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3 NOTICES

         All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (ii) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address, or person as a party may designate by notice to the other parties):

                          SELLER (BEFORE THE CLOSING):

                          Mountain Air Drilling Service Co., Inc.
                          P.O. Box 55367
                          Grand Junction, Colorado 81505
                         with a copy to:

                         William H. T. Frey
                         Dufford, Waldeck, Milburn & Krohn, L.L.P.
                         744 Horizon Court, Suite 300
                         Grand Junction, Colorado 81506

                         SELLER (AFTER THE CLOSING):

                         Mountain Air Drilling Service Co., Inc.
                         578 Rio Hondo Road
                         Grand Junction, CO 81503

                         with a copy to:

                         William H. T. Frey
                         Dufford, Waldeck, Milburn & Krohn, L.L.P.
                         744 Horizon Court, Suite 300
                         Grand Junction, Colorado 81506

                         THE HUSKEYS:

                         Rod Huskey and Linda Huskey
                         578 Rio Hondo Road
                         Grand Junction, CO 81503

                         with a copy to:

                         William H. T. Frey
                         Dufford, Waldeck, Milburn & Krohn, L.L.P.
                         744 Horizon Court, Suite 300
                         Grand Junction, Colorado 81506

                         BUYER:

                         Mountain Compressed Air, Inc.
                         1875 Century Park East
                         Suite 600, Century City
                         Los Angeles, California 90067
                         Attn: Munawar H. Hidayatallah

                         with a copy to:

                         Wilson, Cribbs, Goren & Flaum, P.C.
                         440 Louisiana, Suite 2200
                         Houston, TX 77002
                         Attn: Theodore F. Pound III

12.4 ENFORCEMENT OF AGREEMENT

         Seller and the Huskeys acknowledge and agree that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or the Huskeys could not be adequately compensated by monetary damages. Accordingly, Seller and the Huskeys agree that, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of the provisions of this Agreement, without posting any bond or other undertaking.

12.5 ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.6 SCHEDULES

         (a) The statements in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in this Agreement and the Exhibits hereto and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement and the Exhibits hereto will control.

12.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other parties, except that Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7.

12.8 SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.9 SECTION HEADINGS, CONSTRUCTION

         The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles", "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the schedules, respectively. All words used in this Agreement will be construed to be of such gender or number as the context requires. Unless otherwise expressly provided, the word "including" or "includes" does not limit the preceding words or terms and the word "or" is used in the inclusive sense. All references to documents, instruments or agreements shall be deemed to refer as well to I addenda, exhibits, schedules or amendments thereto.

12.10 TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.11 GOVERNING LAW AND JURISDICTION

         This Agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado, or, if it has or can acquire jurisdiction, in the United States District Courts of the State of Colorado, and each of the parties consents to the jurisdiction of such courts (and of its appropriate appellate courts), in any such action or proceeding and waiver any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.12 EXECUTION OF AGREEMENT

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

12.13 THE HUSKEYS GUARANTEE

         The Huskeys have joined in this Agreement for the purpose of guaranteeing, and by their respective signatures below, do hereby unconditionally guarantee each and every, all and singular, the obligations of Seller hereunder and under the deeds, bills of sale, assignments, and other documents, writings, and instruments executed and delivered by Seller or on its behalf pursuant to Section 2.7(a) and other provisions of this Agreement. The Liability of the Huskeys hereunder shall be joint and several with Seller. Wherein this Agreement provision is made for any action to be taken or performed by Seller, the Huskeys jointly and severally undertake to use their Best Efforts to cause Seller to take such action or to perform such action. Without limiting the generality of the foregoing, the Huskeys shall be jointly and severally liable with Seller for the indemnities set forth in Article 11 hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                 Buyer: MOUNTAIN COMPRESSED AIR, INC.


                                        By: /S/ MUNAWAR H. HIDAYATALLAH
                                            ------------------------------------
                                            Munawar H. Hidayatallah,
                                            Chairman and Chief Executive Officer

                                 Seller: MOUNTAIN AIR DRILLING SERVICE CO.,
                                         INC., a Colorado corporation



                                         By /S/ ROD HUSKEY
                                            ------------------------------------
                                            Rod Huskey, President


                                            /S/ ROD HUSKEY
                                            ------------------------------------
                                            ROD HUSKEY


                                            /S/ LINDA HUSKEY
                                            ------------------------------------
                                            LINDA HUSKEY

                                   SCHEDULE 1

"ACCOUNTS RECEIVABLE" is defined as (i) all Accounts Receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or debts, including all Accounts Receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers, and (ii) all other accounts or notes receivable and the full benefit of all security for such accounts or notes, and (iii) any claims, remedies and other rights related to any of the foregoing.

"AGREEMENT" is defined as this Asset Purchase Agreement.

"ASSETS" is defined in Section 2.1, excluding the Excluded Assets which are defined in Section 2.2.

"ASSIGNMENT AND ASSUMPTION AGREEMENT" is defined in Section 2.7(a)(ii).

"ASSUMED LIABILITIES" is defined in Section 2.4(a).

"BALANCE SHEET" is defined in Section 3.4.

"BEST EFFORTS" is defined as the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that a Person required to use his Best Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"BREACH" is defined as any violation or breach of, any misrepresentation or inaccuracy in, default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of any Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a violation, breach, misrepresentation, inaccuracy, default or failure. When used with respect to this Agreement or any Contract delivered pursuant to this Agreement, a "Breach" will also be deemed to include any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with any representation, warranty, covenant, promise, obligation, duty under, or other provision of, this Agreement or any Contract delivered pursuant to this Agreement.

"BUYER" is defined in the first paragraph of this Agreement.

"BUYER'S ADVISORS" is defined in Section 5. 1.

"BUYER'S CLOSING DOCUMENTS" is defined in Section 4.2.

"CLOSING" is defined in Section 2.7.

"CLOSING DATE" is defined as the date as of which the Closing actually takes place.

"CODE" is defined as the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Code or any successor law. "Competing Business" is defined in Section 3.25.

"CONSENT" is defined as any approval, consent, ratification, waiver, or other authorization. "Contemplated Transactions' is defined as all of the transactions contemplated by this Agreement.

"CONTRACT" is defined as any agreement, contract, Lease, consensual obligation, promise, or Undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES" is defined in Section 11.2.

"DEPOSIT" is defined in Section 2.3

"EMPLOYMENT AGREEMENT" is defined in Section 2.7(a)(iv).

"ENCUMBRANCE" is defined as any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, Encroachment, servitude, right of first option, right of first refusal or restriction of any kind, any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENT" is defined as soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" is defined as any cost, damages, expense, Liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

         (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 ET SEQ., as amended ("CERCLA").

"ENVIRONMENTAL LAW" is defined as any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"EXCLUDED ASSETS" is defined in Section 2.2.

"EXHIBIT" is defined as an exhibit to this Agreement.

"GAAP" is defined as generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
Section 3.4 were prepared.

"GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT" is defined in Section 2.7(a)(i).

"GOVERNING DOCUMENTS" is defined, with respect to any particular entity, as (a) if a corporation, the articles or certificate of incorporation and the bylaws;
(b) if a general partnership, the limited partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person;
(f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person, or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

"GOVERNMENTAL AUTHORIZATION" is defined as any Consent, license, or permit issued, granted, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" is defined as any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

         (d) multi-national organization or body;

         (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

         (f) official of any of the foregoing.

"HAZARDOUS ACTIVITY" is defined as the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

"HAZARDOUS MATERIAL" is defined as any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance" "extremely hazardous waste," "restricted hazardous waste," "containment," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"INDEMNIFIED PERSONS" is defined in Section 11.2.

"INDEMNITEE" is defined in Section 11.6(a).

"INDEMNITOR" is defined in Section 11.6(a).

"INTERIM BALANCE SHEET" is defined in Section 3.4.

"IRS" is defined as the United States Internal Revenue Service or any successor agency, and, the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE" of a particular fact or matter by an individual exists if

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representations or warranties contained in this Agreement.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of any representations and warranties made herein by such Person or individual.

"LEASE AGREEMENT" is defined in Section 2.7(a)(v).

"LEASED PROPERTY" is defined as the real property and buildings leased by Seller to Buyer and located in Grand Junction, Colorado and utilized by Seller in the business of Seller.

"LEGAL REQUIREMENT" is defined as any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"LIABILITY" is defined, with respect to any Person, as any Liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or the same is required to be accrued on the financial statements of such Person.

"MATERIAL CONSENTS" is defined in Section 7.3.

"NOTE" is defined in Section 2.3

"OCCUPATIONAL SAFETY AND HEALTH LAW" is defined as any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, 29 U.S.C.ss.651 ET. SEQ., and any program, whether governmental or private (such as those promulgated or sponsored by industry associations insurance companies), designed to provide safe and healthful working conditions.

"ORDER" is defined as any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"ORDINARY COURSE OF BUSINESS" is defined, with respect to an action taken by a Person, as:

         (a) an action which is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) an action which does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

         (c) an action which is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day- to-day operations of other Persons that are in the same line of business as such Person.

"PERMITTED ENCUMBRANCES" is defined in Section 3.6.

"PERSON" is defined as an individual, partnership, corporation, business trust, limited liability, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

"PROCEEDING" is defined as any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"PURCHASE PRICE" is defined in Section 2.3.

"RECORD" is defined as information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"RELATED PERSON" is defined, with respect to a particular individual, as:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

         (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material Interest; and

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act, (b) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"RELEASE" is defined as any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the or into or out of any property.

"REMEDIAL ACTION" is defined as all actions, including any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous al or other substance; (ii) prevent the Release or Threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Leased Real Property and the Facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

"REPRESENTATIVE" is defined, with respect to a particular Person, as any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"RESPONSIBLE TAX PERSON" is defined in Section 3.14(b).

"RETAINED LIABILITIES" is defined in Section 2.4(b).

"SCHEDULE" or "SCHEDULES" is defined as a schedule or schedules to this Agreement.

"SECURITIES ACT" is defined in Section 3.3.

"SELLER" is defined in the first paragraph of this Agreement.

"SELLER CONTRACT" is defined as any Contract (a) under which Seller has or may acquire any lights or benefits, (b) under which Seller has or may become subject to any obligation or Liability, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

"SELLER'S CLOSING DOCUMENTS" is defined in Section 3.2(a).

"TANGIBLE PERSONAL PROPERTY" is defined as all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance Records and other documents relating thereto.

"TAX" is defined as any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, lane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties, additional or additional amounts thereon, imposed, assessed, collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"TAX RETURN" is defined as any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREAT OF RELEASE" is defined as a reasonable likelihood of a Release that may require in order to prevent or mitigate damage to the Environment that may result from such Release.

"WARN ACT" is defined in Section 3.23 (d).

"WORKING CAPITAL" is the cash and Accounts Receivable less trade payables of Seller.